EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of October 1, 2021 (the “Effective Date”).

AMONG:

ZOMEDICA INC., a body corporate duly incorporated pursuant to the laws of the State of Delaware and having an office in the City of Ann Arbor, Michigan (hereinafter referred to as the “Corporation”);

ZOMEDICA CORP., a body corporate duly incorporated pursuant to the laws of the Province of Alberta and having an office in the City of Ann Arbor, Michigan (hereinafter referred to as the “Parent”)

- and -

LARRY C. HEATON II, an individual residing in [**] (hereinafter referred to as the “Executive”)

BACKGROUND

A.       The Corporation desires to employ Executive in accordance with the terms and conditions of this Agreement, and wishes to obtain reasonable protection against unfair use of its confidential business and technical information.

B.       Executive wishes to provide services to the Corporation in exchange for compensation and is willing to grant the Corporation the benefits of various covenants contained herein.

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1

INTERPRETATION

1.1        The phrase “this Agreement” shall include all terms and provisions of this agreement in writing between the parties hereto, including the recitals.

1.2        Wherever in this Agreement the masculine, feminine or neuter gender is used, it shall be construed as including all genders, as the context so requires; and wherever the singular number is used, it shall be deemed to include the plural and vice versa, where the context so requires.

1.3       Time shall in all respects be of the essence in this Agreement.

1.4        The division of this Agreement into Articles, Sections and subsections or any other divisions and the inclusion of headings are for convenience only and shall not affect the construction or interpretation of all or any part hereof.

1.5        Each party's rights may be exercised concurrently or separately and the exercise of any one remedy shall not be deemed an exclusive election of such remedy or preclude the exercise of any other remedy.

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ARTICLE 2

TERM OF AGREEMENT

2.1        The term of this Agreement shall commence on the Effective Date and continue until December 31, 2024, subject to automatic renewal as provided herein and unless terminated prior thereto in accordance with this Agreement. The initial term of this Agreement shall be automatically extended for successive one-year periods (as so extended, the “Term”) unless, at least 30 days prior to the end of the then-current Term, either the Executive or the Corporation gives written notice to the other that it elects not to renew the Term in which event this Agreement shall expire at the end of the then-current Term.

ARTICLE 3

EMPLOYMENT OF THE EXECUTIVE

3.1        The Corporation wishes to employ the Executive as President of the Corporation and Parent (“President”) as of the Effective Date and as Chief Executive Officer of the Corporation and the Parent (“CEO”) as of the November 1, 2021 (at which time the appointment as President shall terminate by mutual agreement), and the Executive wishes to be employed by the Corporation on the terms and conditions set forth herein.

3.2        The Executive acknowledges and agrees that although the Executive will be providing services for the benefit of both the Corporation and the Parent and the Executive will receive certain benefits from both the Corporation and the Parent under the terms of this Agreement, the Executive’s employment will be solely with the Corporation and the Corporation will be solely responsible for all employment-related obligations owed to the Executive under this Agreement and any applicable laws.

3.3       The Executive shall report directly to Robert Cohen, CEO, until November 1, 2021 and, thereafter, to the Parent's Board of Directors (the “Board”).

3.4       As a material condition of this Agreement, the Executive agrees that he will establish residency withing daily commuting distance of Ann Arbor, MI by October 31, 2021 and will utilize the Corporation’s offices in Ann Arbor, MI as his “everyday office” throughout the Term of this Agreement.

ARTICLE 4

PERFORMANCE OF DUTIES

4.1        The Executive agrees to devote his business time, attention, skill and efforts to the faithful performance and discharge of his duties and responsibilities as CEO in conformity with professional standards, in a prudent and workmanlike manner and in a manner consistent with the obligations imposed under applicable law. The Executive shall promote the interests of the Corporation, the Parent and each other corporation or other organization which is controlled directly or indirectly by the Corporation and/or the Parent (each an “Affiliate” and collectively the “Affiliates”) in carrying out the Executive's duties and responsibilities and shall not deliberately and knowingly take any action, or fail to take any action which failure could, or reasonably be expected to, have a material and adverse effect on the business of the Corporation, the Parent or any of their Affiliates.

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4.2        The Executive discloses, represents and affirms that he has no obligation toward any person or entity, including former employers, that would be incompatible with this Agreement or that could create an impediment to or conflict of interest with the performance of his duties hereunder.

4.3        The Executive may continue to sit upon the board of directors of any corporations or organizations on which he serves on the Effective Date as long as the Board and the Executive mutually agree that his membership on any such board of directors does not unreasonably interfere with the performance of Executive's duties and responsibilities under this Agreement.

ARTICLE 5

COMPENSATION

5.1        Annual Base Salary. The Corporation shall pay the Executive a base salary (the “Base Salary”) which shall be equivalent to FOUR HUNDRED THOUSAND UNITED STATES DOLLARS (US$400,000) on an annualized basis, subject to applicable taxable withholding and deductions and payable in accordance with the Corporation's standard payroll practice for executive officers.

5.2        Cash Bonus. The Executive shall be eligible to earn an annual discretionary cash bonus (the “Cash Bonus”), in a target amount equal to TWO HUNDRED THOUSAND UNITED STATES DOLLARS (US$200,000). The amount of the Cash Bonus, if any, shall be determined by the Board, in the good faith exercise of its business judgment, at the end of each fiscal year with consideration of the achievement of performance objectives for such fiscal year established by the Board and the business performance of the Corporation, the Parent and their Affiliates during such fiscal year. The performance objectives and business performance to be used to calculate the Cash Bonus for calendar year 2021 will be set by the Board in writing prior to November 1, 2021. The Cash Bonus, if any, will be payable by the Corporation within sixty (60) days following the end of each fiscal year. If the Executive serves for less than a full fiscal year during any fiscal year, other than as a result of a termination for “Cause,” the Executive will have the right to receive a pro rata portion of the Cash Bonus, if any, for such fiscal year, which will be payable within sixty (60) days following the end of such fiscal year. Such pro rata portion shall be determined by multiplying the bonus amount that would have been due to the Executive had he been employed for the full fiscal year times the number of days during which he actually was employed divided by 365.

5.3        Business Expenses. The Corporation shall reimburse the Executive, upon presentation of valid receipts or vouchers, for reasonable entertainment, travel, telephone and other business expenses (including but not limited to expenses incurred in connection with computer repair/maintenance and office materials), incurred on behalf of or at the request of the Corporation, the Parent or an Affiliate and which are in accordance with the Corporation's policies and rules; provided, however: (a) the amount of such expenses eligible for reimbursement in any calendar year shall not affect the expenses eligible for reimbursement in another calendar year; (b) no right to such reimbursement may be exchanged or liquidated for another benefit or payment; and (c) any reimbursements of such expenses shall be made as soon as practicable under the circumstances, but in any event no later than thirty (30) days following the submission of an expense report and confirming receipts.

5.4       Benefits. The Executive shall be entitled to participate in all employee benefit plans made available to other employees of the Corporation, including health and 401(k) plans, on the same terms as other employees and subject to any qualification period therefor.

5.5       Relocation. Within thirty (30) calendar days following verification that the Executive has relocated to a residence within reasonable commuting distance from the Corporation’s Ann Arbor, MI offices, the Corporation shall pay to the Executive THIRTY-FOUR THOUSAND UNITED STATES DOLLARS (US$34,000). This payment shall be included on the Executive’s W-2.

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ARTICLE 6

VACATION

6.1        The Executive shall be entitled to accrue up to four (4) weeks of paid time off (“PTO”) per calendar year in accordance with the Corporation's PTO policies for employees.

ARTICLE 7

TERMINATION

7.1        At-Will Employment. Nothing in this Agreement shall be construed to alter the at-will employment relationship among the Corporation, the Parent, and the Executive. Subject to the terms set forth in this Agreement, the Corporation, the Parent, or the Executive may terminate the Executive's employment at any time for any reason, with or without cause or notice.

7.2       Termination. Notwithstanding the term set forth in Article 2 hereof, this Agreement may be earlier terminated as set forth below:

(a)       by the Corporation without Cause or by the Executive for any reason, upon thirty (30) days advanced written notice to the other party;

(b)       immediately by the Corporation upon written notice to the Executive for the following events, each of which would constitute "Cause": (i) the Executive is convicted of a felony; (ii) the Executive has committed any gross misconduct, theft or fraudulent act, or has acted dishonestly with respect to any business of the Corporation; (iii) the Executive has materially breached this Agreement, any agreement made between the Executive and the Corporation, or any fiduciary duty the Executive owes to the Corporation; (iv) the Executive has committed a material violation of Corporation policy that has had or is likely to cause a material adverse effect on the Corporation; or, (v) the Executive has failed to perform his duties as required by this Agreement, which failure has not been cured by the Executive after thirty (30) days advanced written notice thereof to the Executive by the Corporation;

(c)       by the Executive upon thirty (30) days advanced written notice to the Corporation, provided that the Corporation has failed to cure such event during said thirty (30) day period, for the following events which constitute "Good Reason": (i) the Corporation's demotion of the Executive through the transfer to another person of some or all of the responsibility for management of the Corporation's day-to-day operations; (ii) a requirement to relocate in excess of thirty (30) miles from the Executive's then-current place of residence; (iii) the Corporation's failure to pay the Executive his base salary or earned bonus as set forth herein or to provide Employee Benefits as set forth herein; or, (iv) a material breach by the Corporation of this Agreement or any agreement made between the Executive and the Corporation; or

(d)       upon the death or disability of the Executive. For the purposes of this Agreement, disability shall occur if the Executive shall become incapacitated by accident or illness and, in the reasonable determination of the Board, shall be unable to fully perform the duties of the position he then occupies with reasonable accommodation for a period of time of not less than ninety (90) consecutive days, and the Corporation provides thirty (30) days advanced written notice to the Executive at any time after such period of disability.

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In the event of any termination occurring by virtue of paragraphs (a) through (d) above, the Executive’s last day of employment shall be the “Termination Date” and the Executive shall be entitled to compensation and benefits accrued through the Termination Date in accordance with the terms hereof or any applicable employee benefit plan, including any bonuses earned by the Executive through the Termination Date. For purposes of Article 7 of this Agreement only, with respect to the timing of any severance payments thereunder, the Termination Date means the date on which a “separation from service” has occurred for purposes of Section 409A of the Internal Revenue Code and the regulations and guidance thereunder (the “Code”).

7.3       Termination Payments.

(a)       If the Executive’s employment with the Corporation is terminated prior to the expiration of the Term (x) by the Corporation for any reason other than for Cause or disability, or (y) by the Executive for Good Reason, then the Corporation will, subject to Executive satisfying the conditions in Section 7.3(c), provide the following severance benefits:

(i)       pay to the Executive severance pay in the aggregate amount equal to one-half his current annual Base Salary, payable in substantially equal installments on the Corporation’s regular payroll schedule over a six (6) month period following the Termination Date, beginning on the Corporation’s first regular payroll date after the expiration of all rescission periods applicable to the release described in Section 7.3(c);

(ii)       promptly pay to the Executive in cash any portion of that year’s annual potential Bonus that was earned but unpaid as of the Termination Date; and,

(iii)       if the Executive is eligible for and elects continuation of group medical and/or dental insurance coverage with the Corporation following the Termination Date (for himself and/or his family, as applicable) in accordance with applicable laws and plans, reimburse the Executive for the premium costs of such continuation coverage, at the same level of coverage that was in effect as of the Termination Date, for up to six (6) consecutive months following the Termination Date or, if earlier, until such continuation coverage is no longer available to the Executive under applicable laws and plans.

(b) If the Executive’s employment with the Corporation is terminated due to the Executive’s death or disability, the Executive’s resignation other than for Good Reason, termination by the Corporation for Cause, or expiration of the Term, the Executive shall be entitled to compensation and benefits accrued through the Termination Date in accordance with the terms hereof or any applicable employee benefit plan, including any portion of that year’s annual potential Bonus that was earned but unpaid as of the Termination Date, but shall not be entitled to any other pay or benefits from the Corporation, unless otherwise agreed to in writing by the Executive and the Corporation.

(c)       Notwithstanding the foregoing provisions of this Article 7, the Corporation will not be obligated to make any payments to the Executive under Section 7.3(a)(i) or (iii) hereof unless: the Executive has signed a release of claims in favor of the Corporation and its affiliates and related entities, and their directors, officers, insurers, employees and agents, in a commercially reasonable form of mutual release prescribed by the Board; all applicable rescission periods provided by law for releases of claims shall have expired and the Executive shall have signed and not rescinded the release of claims; and, the Executive has not materially breached the terms of this Agreement and any other agreements with the Corporation as of the dates of such payments.

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ARTICLE 8

CONFIDENTIALITY

8.1        The Executive acknowledges that he will receive or conceive, in carrying on or in the course of his work during his employment with the Corporation, confidential information pertaining to the activities, the technologies, the operations and the business, past, present and future, of the Corporation, the Parent or their Affiliates or related or associated companies, which information is not in the public domain. The Executive acknowledges that such confidential information belongs to the Corporation, the Parent and/or their Affiliates and that its disclosure or unauthorized use could be damaging or prejudicial to the Corporation, the Parent and/or their Affiliates and contrary to their best interests.

8.2        Accordingly, the Executive agrees to respect the confidentiality of such information and not to make use of or disclose it to, or to discuss it with, any person, other than in the ordinary course of his duties with the Corporation, the Parent and/or their Affiliates, or as required under applicable law, without the explicit prior written authorization of the Corporation or the Parent.

8.3        This undertaking to respect the confidentiality of such information and not to make use of or disclose or discuss it to or with any person shall survive and continue to have full effect notwithstanding the termination of the Executive's employment with the Corporation, so long as such confidential information does not become public as a result of an act by the Corporation, the Parent or a third party, which act does not involve the fault of one of its executives.

8.4        The term confidential information includes, but is not limited to:

(a) products, formulae, processes and composition of products, as well as raw materials and ingredients, of whatever kind, that are used in their manufacture;

(b) technical knowledge and methods, quality control processes, inspection methods, laboratory and testing methods, information processing programs and systems, manufacturing processes, plans, drawings, tests, test reports and software;

(c) equipment, machinery, devices, tools, instruments and accessories;

(d) financial information, production cost data, marketing strategies, raw materials suppliers, staff and client lists and related information, marketing plans, sales techniques and policies, including pricing policies, sales and distribution data and present and future expansion plans; and,

(e) research, experiments, inventions, discoveries, developments, improvements, ideas, industrial secrets and know-how.

8.5        The Executive agrees to keep confidential and not disclose to any third party both the existence and the terms of this Agreement, except if disclosure is required by applicable law, rule, regulation or the rules of any stock exchange or trading market on which the Parent’s common shares are then listed or traded. In the event that the Executive is required to disclose the existence or terms of this Agreement pursuant to subpoena or other duly issued court order, Executive shall give prompt notice to the Corporation and the Parent of such subpoena or court order to allow the Corporation and/or the Parent sufficient opportunity to contest such subpoena or court order or to seek an appropriate protective order.

8.6        The Executive acknowledges that he will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if: (a) he makes such disclosure in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or, (b) he makes such disclosure in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal.

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ARTICLE 9

NON-COMPETITION

9.1        The Executive shall not compete with the Corporation, the Parent or any of their Affiliates, directly or indirectly. He shall not participate in any capacity whatsoever in a business that would directly or indirectly compete with the Corporation, the Parent or any of their Affiliates, including, without limitation, as an executive, director, officer, employer, principal, agent, fiduciary, administrator of another's property, associate, independent contractor, franchisor, franchisee, distributor or consultant unless such participation is fully disclosed to the Board and approved in writing in advance. In addition, the Executive shall not have any interest whatsoever in such an enterprise, including, without limitation, as owner, shareholder, partner, limited partner, lender or silent partner. This noncompetition covenant is limited as follows:

(a)        As to the time period, to the duration of the Executive's employment and for a period of one (1) year following the date of termination of his employment;

(b)        As to the geographical area, the territory in which a specific product had been actively exploited by the Corporation, the Parent and/or their Affiliates during the period of Executive’s employment;

(c)        As to the nature of the activities, to duties or activities which are identical or substantially similar to those performed or carried on by the Executive at or during Executive’s employment.

9.2        The foregoing stipulation shall nevertheless not prevent the Executive from buying or holding shares or other securities of a corporation or entity other than the Corporation or the Parent whose securities are publicly traded on a recognized stock exchange where the securities so held by the Executive do not represent more than five percent (5%) of the voting shares of such other corporation or entity and do not allow for its control.

9.3        The Executive also undertakes, for the same period and in respect of the same territory referred to hereinabove in subsections 9.1(a), (b) and (c), not to solicit clients or do anything whatsoever to induce or to lead any person to end, in whole or in part, business relations with the Corporation, the Parent or any of their Affiliates.

9.4        The Executive also undertakes, for the same period and in respect of the same territory referred to hereinabove in subsections 9.1(a), (b) and (c), not to induce, attempt to induce or otherwise interfere in the relations which the Corporation, the Parent or any of their Affiliates has with their distributors, suppliers, representatives, agents and other parties with whom any of them deals.

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9.5        The Executive also undertakes, for the same period and in respect of the same territory referred to in subsections 9.1(a), (b) and (c), not to induce, attempt to induce or otherwise solicit the personnel of the Corporation, the Parent or their Affiliates to leave their employment with the Corporation, the Parent or any of their Affiliates nor to hire the personnel of the Corporation, the Parent or any of their Affiliates for any enterprise in which the Executive has an interest.

9.6        The Executive acknowledges that the provisions of this Section 9 are limited as to the time period, the geographic area and the nature of the activities to what the parties deem necessary to protect the legitimate interests of the Corporation, the Parent and their Affiliates, while allowing the Executive to earn his living.

9.7        Nothing in this Section 9 shall operate to reduce or extinguish the obligations of the Executive arising at law or under this contract which survive at the termination of this Agreement by reason of their nature and, in particular, without limiting the foregoing, the Executive's duty of loyalty and obligation to act faithfully, honestly and ethically.

ARTICLE 10

OWNERSHIP OF INTELLECTUAL PROPERTY

10.1        The Executive hereby assigns and agrees to assign to the Corporation all of his intellectual property rights as of their creation and to make full and prompt disclosure to the Corporation of all information relating to anything made or designed by him or that may be made or designed by him during the period of his employment, whether alone or jointly with other persons, or within a period of one (1) year following the termination of his employment and resulting from or arising out of any work performed by the Executive on behalf of the Corporation, the Parent or their Affiliates unless specifically released from such obligation in writing by the Corporation's Board of Directors.

10.2        In addition, the Executive renounces all moral rights in any document or work realized during the period of his employment related to his employment by the Corporation and the Parent. The Executive acknowledges that the Corporation, the Parent and their Affiliates have the right to use, modify or reproduce any such document or work realized by the Executive, at its entire discretion, without the Executive's authorization and without his name being mentioned.

10.3        At any time during the period of his employment or after the termination of his employment, the Executive shall sign, acknowledge and deliver, at the Corporation's expense, but without compensation other than a reasonable sum for his time devoted thereto if his employment has then terminated, any document required by the Corporation to give effect to Section 10.1, including patent applications and documents evidencing the assignment of ownership. The Executive also shall provide such other assistance as the Corporation, the Parent or their Affiliates may require with respect to any proceeding or litigation relating to the protection or defense of intellectual property rights belonging to the Corporation, the Parent or their Affiliates. The entirety of this Section 10 shall be binding on the Executive's assignees and legal representatives.

ARTICLE 11

OWNERSHIP OF FILES AND OTHER PROPERTY

11.1        Any property of the Corporation, the Parent or their Affiliates, including any file, sketch, drawing, letter, report, memorandum or other document, any equipment, machinery, tool, instrument or other device, any diskette, recording tape, compact disc, software, electronic communication device or any other property, which comes into the Executive's control or possession during his employment with the Corporation and the Parent in the performance or in the course of his duties, regardless of whether he has participated in its preparation or design, how it may have come under his control or into his possession, and whether it is an original or a copy, shall at all times remain the property of the Corporation and the Parent and, upon the termination of the Executive's employment, shall promptly be returned to the Corporation or its designated representative. The Executive may not keep a copy or give one to a third party without the prior express written permission of the Corporation.

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ARTICLE 12

ENTIRE AGREEMENT AND TERMINATION OF PRIOR CONTRACTS

12.1        This Agreement contains the entire understanding of the parties with respect to the matters contained or referred to herein. There are no promises, covenants or undertakings by either party hereto to the other, other than those expressly set forth herein and in any option agreements duly executed by the Executive and the Corporation. This Agreement supersedes and replaces any earlier agreement, whether oral or in writing or partly oral and partly in writing, between the parties hereto, or between any party hereto and the corporate representative of any other party hereto, respecting the provision of services by the Executive to the Corporation or the Parent, including but not limited to the Prior Agreement. Any and all option agreements specifically are excluded from the previous sentence.

ARTICLE 13

AMENDMENT OF THE AGREEMENT

13.1        To be valid and enforceable, any amendment to this Agreement must be confirmed in writing by each of the parties hereto.

ARTICLE 14

NOTICES

14.1        Any notice given hereunder shall be given in writing and sent by registered or certified mail or hand-delivered. If such notice is sent by registered or certified mail, it shall be deemed to have been received five (5) business days following the date of its mailing if the postal services are working normally. If such is not the case, the notice must be hand-delivered or served by bailiff, at the discretion of the sender. In the case of hand-delivery or service, the notice shall be deemed to have been received the same day. It is agreed that if the delivery date is a non-business day, the notice shall be deemed to have been received on the following business day.

14.2        For purposes of mailed or hand-delivered notices to be effectively delivered under this provision, the notices must be addressed as follows:

(a) For the Corporation or the Parent: 100 Phoenix Drive, Suite 180 Ann Arbor, Michigan 48108.

(b) For the Executive: [**].

ARTICLE 15

SUCCESSORS

15.1        This Agreement shall be binding on the successors, assignees and legal representatives of all of the parties hereto.

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ARTICLE 16

JURISDICTION

16.1        This Agreement shall be governed by and interpreted in accordance with the laws, including conflicts of laws provisions, of the State of Delaware in the United States of America. Each of the parties hereby irrevocably consents to the jurisdiction of the Courts of the State of Delaware with respect to any matters arising out of this Agreement.

ARTICLE 17

SEVERABILITY

17.1        If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement, which can be given effect without the invalid provisions or applications and, to this end, the provisions of this Agreement are declared to be severable.

ARTICLE 18

MEDIATION

18.1        In the event of any dispute arising under this Agreement, before filing any lawsuit or complaint (except with respect to actions seeking injunctive relief), the parties first shall attempt to resolve such dispute through voluntary mediation. Any such mediation shall: (1) take place at a location mutually agreed upon by the parties; and, (2) be conducted by a professional mediator mutually agreed upon by the parties. Each of the parties hereto shall bear their own, respective costs of such mediation; provided, however that each of the Corporation and the Parent, on the one hand, and the Executive, on the other hand, shall bear one-half the cost of any mediator appointed by the parties.

ARTICLE 19

GENERAL

19.1        This Agreement and the obligations of the Executive hereunder shall not be assigned by either party hereto, in whole or in part, without the prior consent of the Corporation and the Parent, which consent may be withheld for any reason. The Corporation and the Parent may freely assign any rights or obligations it may have under this Agreement to any successor or assign.

19.2        Each party shall do and perform all such acts and things and execute and deliver all such instruments and documents and writings and give all such further assurances as may be necessary to give full effect to the provisions and intent of this Agreement.

19.3        The Executive agrees that, after termination of employment hereunder for any reason whatsoever, he will tender his resignation from any position he may hold as an officer or director of the Corporation, the Parent and their Affiliates.

19.4        This Agreement shall inure to the benefit of and be binding upon the Executive and his executors and administrators and upon the Corporation, the Parent and their respective successors and assigns.

19.5        No party can waive or shall be deemed to have waived any right it has under this Agreement (including any waiver under this section) except to the extent that such waiver is in writing.

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ARTICLE 20

COUNTERPARTS

20.1        This Agreement may be executed in counterparts, each of which shall be deemed one and the same Agreement.

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IN WITNESS WHEREOF the parties have executed this Agreement effective as of the Effective Date.

ZOMEDICA INC.

ZOMEDICA CORP.

/s/ Robert Cohen
Robert Cohen
Chief Executive Officer

LARRY C. HEATON II

/s/ Larry C. Heaton II
Larry C. Heaton II

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